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                                                                  EXHIBIT (3) a.

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                      FIRST COMMUNITY FINANCIAL GROUP, INC.

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                                   ARTICLE 1.
                                      NAME

         The name of the corporation shall be FIRST COMMUNITY FINANCIAL GROUP, INC.

                                   ARTICLE 2.
                                    DURATION

         The corporation's period of duration shall be perpetual.

                                   ARTICLE 3.
                                    PURPOSES

         The purposes for which the corporation is organized are:

         Section 3.1: To engage in business as a bank holding company.

         Section 3.2: To carry on any lawful business whatsoever in connection with the foregoing for which corporations may be incorporated under the Washington Business Corporation Act, including any amendments thereto or successor statutes that may hereinafter be enacted.

                                   ARTICLE 4.
                                     CAPITAL

         The aggregate number of shares which the Corporation shall have authority to issue is Ten Million (10,000,000) shares, all of which shall be common shares with a par value of Two Dollars Fifty Cents ($2.50) each, and Two Hundred Thousand (200,000) shares of preferred stock with no par value, with such rights and preferences as may be determined by resolution of the Board of Directors.

                                   ARTICLE 5.
                              NO PRE-EMPTIVE RIGHTS

         No shareholder shall have the pre-emptive right to acquire unissued shares of the corporation, or securities convertible into shares of any class whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services or otherwise.


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                                   ARTICLE 6.
                              NO CUMULATIVE VOTING

         Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by him/her for as many persons as there are directors to be elected and for whose election he/she has a right to vote, and no shareholder shall be entitled to cumulate his/her votes.

                                   ARTICLE 7.
                              POWER TO AMEND BYLAWS

         The Board of Directors shall have full power to adopt, alter, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein, however, shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

                                   ARTICLE 8.
                                 RIGHT TO AMEND

         The corporation reserves the right to amend, alter, change or repeal any provision of its Articles of Incorporation to the extent permitted by the laws of the State of Washington. All rights of shareholders are granted subject to this reservation.

                                   ARTICLE 9.
                           REGISTERED OFFICE AND AGENT

         The address of the initial registered office of the corporation is 721 College Street S.E., P.O. Box 3800, Lacey, Washington 98509-3800. The name of its initial registered agent at that address is Ken F. Parsons.

                                   ARTICLE 10.
                                    CONTRACTS

         The corporation may enter into a contract and otherwise transact business as vendor, purchaser or otherwise, with its directors, officers and shareholders, and with corporations, associations, firms and entities in which they are or may become interested as directors, officers, shareholders, members or otherwise, as freely as though such adverse interest did not exist, even though the vote, action or presence of such director, officer or shareholder may be necessary to obligate the corporation upon such contract or transaction; and in the absence of fraud, no such contract or transaction shall be avoided and no such director, officer or shareholder shall be held liable to account to the corporation, by reason of such adverse interest or any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him/her through any such contract or transaction; provided that the nature of the interest of such director, officer or shareholder though not necessarily the details or extent thereof, be disclosed or known to the Board of Directors or shareholders of the corporation, at the meeting thereof at which such contract or transaction is authorized or confirmed. A general notice that a director, officer or shareholder of the corporation is interested in any corporation, association, firm or entity shall be


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sufficient disclosure as to such director, officer or shareholder with respect to all contracts and transactions with that corporation, association, firm or entity.

                                   ARTICLE 11.
                                 CAPITAL SURPLUS

         The corporation may use its unreserved and unrestricted capital surplus to purchase its own shares and may, from time to time, distribute to its shareholders, cash or property out of its capital surplus.

                                   ARTICLE 12.
                                BOARD NOMINATIONS

         Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of stock of the corporation entitled to vote for the election of directors. Nominations, other than those made by the Board of Directors, shall be made in writing and shall be delivered or mailed, U.S. mail, postage prepaid, to the Chairman of the corporation not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days' notice of the meeting is given to shareholders, such nomination shall be delivered or mailed, U.S. mail, postage prepaid, to the Chairman of the corporation not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder:

         (a)  The name and address of each proposed nominee;
         (b)  The principal occupation of each proposed nominee;
         (c) The total number of shares of stock of the corporation that will be voted for each proposed nominee;
         (d)  The name and address of the notifying shareholder; and
         (e) The number of shares of common stock of the corporation owned by the notifying shareholder.

Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the Chairman of the meeting, and upon his/her instructions, the vote teller may disregard all votes cast for such nominee.

                                   ARTICLE 13.
                                 INDEMNIFICATION

         The corporation shall provide indemnification, including advances of expenses, to any person made a party to any proceeding, including a proceeding by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, trustee, employee, agent or partner of another corporation, partnership, joint venture, trust, employee benefit plan (including a voluntary employee's beneficiary association) or other enterprise, against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, actually incurred by such person in

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connection with such proceeding to the extent permitted by and in accordance with the Washington Business Corporation Act; provided, that the corporation shall not indemnify such person if the person shall have been adjudged to be liable to the corporation, or such other enterprise, on the basis that personal benefit was improperly received by the person seeking indemnification, unless a court of competent jurisdiction shall determine that it would be unfair, under the circumstances, to deny indemnification to such person.

                                   ARTICLE 14.
                                    DIRECTORS

         The board of directors shall be divided into three classes: Class 1, Class 2, and Class 3, which shall be nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of the shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class 1 shall hold office until the annual meeting of shareholders in 1988, each initial director in Class 2 shall hold office until the annual meeting of shareholders in 1989; and each initial director in Class 3 shall hold office until the annual meeting of shareholders in 1990.

                                   ARTICLE 15.
                                  INCORPORATOR

         The name and address of the incorporator is George W. Bowen, 3033 Carpenter Loop S.E., Lacey, Washington 98503.

                                   ARTICLE 16.
                                EVALUATING OFFERS

         The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the community, employees, customers, and other constituents of the corporation and its subsidiary.

                                   ARTICLE 17.
                              FAIR PRICE PROVISION

         Section 17.1 In addition to the requirements of any applicable statute, and notwithstanding any other provisions of any other articles of these Articles of Incorporation, the affirmative vote of not less than 90% of the total shares which are entitled to be voted in an election of directors shall be required for the approval of any Business Combination (as defined below).


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Section 17.2 The approval requirements of Section 17.1 shall not apply if either:


                  (a)The Business Combination is approved by at least 66 2/3% of the Directors of the Corporation; or

                  (a) Both of the following conditions are satisfied:

                            (i)The cash or fair market value of the property,
securities or other consideration to be received per share in the Business Combination by holders of the common stock of the corporation is not less than the highest price per share (including brokerage commissions, soliciting dealers' fees and dealer-management compensation) paid by such offeror in acquiring any of its holdings of the corporation's common stock; and

                            (i)A proxy statement responsive to the requirements
of the Securities Exchange Act of 1934, whether or not the corporation is then subject to such requirements, shall be mailed to the stockholders of the corporation for the purpose of soliciting stockholder approval of such Business Combination.

         Section 17.3 For the purposes of this Article 17:

                  (a)The term "Business Combination" shall mean (i) any merger or consolidation of the corporation, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part (as defined below) of the assets of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, (iii) any merger or consolidation with or into a corporation or its subsidiary, (iv) the issuance of any securities of the corporation or a subsidiary of the corporation to any person or entity, or (v) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination;

                  (a)The term "Substantial Part" shall mean more than 10% of the total assets of the corporation in question, as of the end of its most recent fiscal year prior to the time determination is being made;

                  (a)Without limitation, any shares of common stock of the corporation which any person has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion right, warrants or options, or otherwise, shall be deemed outstanding and beneficially owned by such person for purposes of this Article 17; and

                  (b)For the purposes of Section 17.2(b)(i) of this Article, the phrase "other consideration to be received" shall include, without limitation, common stock of the corporation retained by its existing stockholders in the event of a Business Combination in which the corporation is the surviving corporation.

         Section 17.4 For the purposes of this Article 17, a majority of the Directors shall have the power and duty to determine on the basis of information known to them (a) whether a proposed transaction is subject to the provisions of this Article 17, (b) the amount of shares of the corporation


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Beneficially Owned by any person, (c) whether a person is an Affiliate or
Associate of another, and (d) such other matters as to which a determination may be required by the provisions of this Article 17.

         Section 17.5 The provisions set forth in this Article 17 may not be repealed or amended in any respect or in any manner including any merger or consolidation of the corporation with any other corporation unless the surviving corporation's Articles of Incorporation contain an article to the same effect as this Article 17, except by the affirmative vote of the holders of not less than 90% of the outstanding shares of common stock of the corporation.


         DATED this 17th day of October, 1996.

                                        FIRST COMMUNITY FINANCIAL GROUP, INC.


                                         /s/ Ken F. Parsons
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                                         Ken F. Parsons, President and C.E.O.


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